Exhibit 99.1
WASHINGTON BANKING TERMINATES MERGER WITH FRONTIER FINANCIAL;
LACK OF TIMELY REGULATORY APPROVAL CITED
OAK HARBOR, WA — June 3, 2008 — Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that it has notified Frontier Financial Corporation (NASDAQ:FTBK) that it is terminating the Agreement and Plan of Merger, dated September 26, 2007. Washington Banking Company terminated the agreement reluctantly based upon Frontier’s inability to obtain regulatory approval in a timely manner, due to circumstances that, Washington Banking Company believes, constitute a breach of Frontier’s representations and warranties contained in the merger agreement.
“The continued uncertainty created from waiting for the potential merger was not benefiting our customers, communities, employees or shareholders,” said Michal Cann, President and CEO. “Our Board of Directors carefully considered the alternatives and decided to terminate the merger and re-examine our strategic direction in light of these circumstances. Washington Banking remains a strong financial institution with solid credit quality, strong loan growth and increasing profits.”
In April, the Company reported first quarter earnings were up 3% to $2.3 million, or $0.25 per diluted share, compared to $2.3 million, or $0.24 per diluted share, in the first quarter a year ago. In the fourth quarter of 2007 Washington Banking earned $1.9 million or $0.19 per diluted share. First quarter 2008 highlights, compared to the like period last year, include:
•	Loans receivable increased 11% to $815 million.
•	Commercial and industrial loans increased 19%.
•	Nonperforming assets as a percentage of total assets improved to 0.37%.
•	The allowance for loan losses held steady at a strong 1.40% of total loans.
•	Net interest margin decreased 28 basis points to 4.69%.
•	Efficiency ratio improved 331 basis points to 59.98%.
•	Tier 1 Capital was 11.38% and total equity to assets was 8.48%.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “understanding,” “expect,” “may,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in Frontier Financial Corporation and Washington Banking Company’s respective filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition, particularly as those factors impact financial institutions; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) changes in applicable banking laws and regulations and the enforcement of those requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure and to make a smooth transition from the abandoned merger and on to new strategic plans; and (6) successful termination of the merger, including the Company’s ability to collect any portion of the stipulated termination fee. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
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Note: Transmitted on Prime Newswire on June 3, 2008 at 1:00 p.m. Pacific time